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                                                                  EXHIBIT 23.1




INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-26199 of Tetra Tech, Inc. on Form S-3 of our reports dated November 7, 1997 (except for Note 5, as to which the date is December 15, 1997), appearing in, and incorporated by reference in, the Annual Report on Form 10-K of Tetra Tech, Inc. for the year ended September 28, 1997, and of our report dated March 13, 1998 appearing in, and incorporated by reference, in the Current Report on Form 8-K/A of Tetra Tech, Inc. dated December 31, 1997, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche LLP
-------------------------
DELOITTE & TOUCHE LLP



Los Angeles, California
March 23, 1998